Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Electromed, Inc. of our report dated September 14, 2011, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Electromed, Inc. for the year ended June 30, 2011.

/s/ McGladrey & Pullen, LLP

Minneapolis, MN

March 16, 2012